As filed with the Securities and Exchange Commission on
                            February 28, 1997

                                                         File No. 333-2572
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO.1

                                FORM S-11

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   American Asset Advisers Trust, Inc.
         (Exact Name of Registrant as Specified in its Charter)

  Maryland                          6501                     76-0410050
(State or other              (Primary Standard              (IRS Employer
jurisdiction of              Industrial Classifica-         Identification
formation)                   tion Code Number)              Number)

                                Suite 824
                            8 Greenway Plaza
                          Houston, Texas 77046
                             (713) 850-1400
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Suite 824                                            H. Kerr Taylor
8 Greenway Plaza                                     Suite 824
Houston, Texas 77046                                 8 Greenway Plaza
(Address of registrant's                             Houston, TX 77046
intended principal place of                          (713) 850-1400
business)                                            (Name, address,
                                                     including zip code
                                                     and telephone
                                                     number, of agent
                                                     for service)

                                 Copies to:
                            Judith D. Fryer, Esq.
            Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel
                          153 East 53rd Street
                        New York, New York 10022
    Approximate date of commencement of proposed sale to the public:
                                June 18, 1996



                      Sticker to SUPPLEMENT NO. 2


Supplement No. 2 dated February 28, 1997, which supersedes all prior supplements, contains updated information to the Prospectus dated
June 18, 1996, consisting primarily of the following: (i) Updated
Prior Performance Information through December 31, 1996, including a prior performance summary; (ii) Updated Prior Performance Tables through
December 31, 1996; (iii) Updated Suitability for Ohio residents; (iv) Updated Selected Financial Data through December 31, 1996; (v) Updated Management's Discussion and Analysis of Financial Condition and Results of Operations through December 31, 1996; (vi) Updated Property acquisition information through December 31, 1996; (vii) Updated Management information; and (viii) Audited Financial Statements for the years ended December 31, 1996, 1995 and 1994.

The Company commenced its offering of Shares of Common Stock on June 18, 1996. As of February 25, 1997, the Company had received contributions aggregating $2,822,312 in Gross Proceeds (275,348 Shares). The Company is in the process of registering shares of Common Stock for issuance upon the exercise of the outstanding warrants. Such warrants are exercisable at $9 per share between March 17, 1997 and March 16, 1998.


                                               SUPPLEMENT NO. 2


              AMERICAN ASSET ADVISERS TRUST, INC.


            SUPPLEMENT NO. 2 DATED FEBRUARY 28, 1997
               TO PROSPECTUS DATED JUNE 18, 1996

          THIS SUPPLEMENT SUPERSEDES SUPPLEMENT NO. 1





                ATTENTION PROSPECTIVE INVESTORS




The following information should be read carefully and considered in connection with your review of the Prospectus, the receipt of which must precede or accompany this Supplement.









                     STATUS OF THE OFFERING




The Company commenced its offering of Shares of Common Stock on June 18, 1996. As of February 25, 1997, the Company had received contributions aggregating $2,822,312 in Gross Proceeds (275,348 Shares). The Company is in the process of registering shares of Common Stock for issuance upon the exercise of the outstanding warrants. Such warrants are exercisable at $9 per share between March 17, 1997 and March 16, 1998.

1.  SUMMARY OF OFFERING

Prior Performance

American Asset Advisers Realty Corporation ("AAA") and its affiliates have sponsored a number of public and private real estate limited partnerships. Seven private partnerships raised $6,660,000 from 283 investors between 1985 and 1990. These partnerships purchased 14 properties with no debt, either directly or through joint ventures, and leased them to tenants who were responsible for paying all or nearly all of the properties' operating costs. Three publicly registered partnerships raised $23,905,319 between 1990 and 1996 from 1,350 investors and purchased 15 properties, either directly or through joint ventures. The properties were acquired on the same basic terms as those acquired by the private partnerships (i.e. no debt and tenant is responsible for operating costs). The publicly registered partnerships have more restrictive investment objectives than those of the Company. As of the date of this Prospectus, all properties acquired by these public and private partnerships are currently 100% leased and are leased at the current market rate. Moreover, as of the date of this Prospectus, no such AAA-sponsored limited partnership has ever failed to make a quarterly distribution, and the amounts of the distributions of such AAA-sponsored public limited partnerships and many such AAA-sponsored private limited partnerships which acquire investments on an all-cash basis have increased as such programs mature. See "PRIOR PERFORMANCE TABLES" for details.

2.  SUITABILITY

ATTENTION OHIO RESIDENTS: By executing the Order Form you are representing to the Company that you are not and will not in the future invest more than ten percent (10%) of your total net worth in the Company's common stock.

3.   SELECTED FINANCIAL DATA

                        1996         1995          1994            1993(1)
Operating revenue    $   924,788   $  495,137     $  121,642   $      -

Net income (loss)    $   542,807   $  163,446    $    79,545   $ (1,325)

Per share data:
 Net income (loss)   $       .50   $      .24    $       .32   $   (.07)
 Income before
  depreciation,
  amortization and
  special
  compensation (2)   $       .64   $      .66    $       .51   $   .005
 Distributions       $       .71   $      .64    $       .35   $   .005

Total assets         $14,126,834   $8,970,623    $ 5,109,739   $197,615

Long-term
 obligations         $         0   $        0    $         0   $      0


                                2

     (1)  Represents the period from August 17, 1993, to December
          31, 1993.

     (2) This per share amount reflects the Company's operating profit before deductions for depreciation, amortization and special compensation. The special compensation authorized in 1995 for the president (See "Management's Discussion and Analysis of Financial Condition and Results of Operations") has not yet been paid.
          Although the special compensation is now payable, the president has not requested payment. At the time of such request, payment will be made in cash or shares, depending upon the availability of cash for such payment, at the discretion of the Board of Directors.


4. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS

The Company was organized on August 17, 1993 to acquire, either directly or through joint venture arrangements, undeveloped, newly constructed and existing net-lease real estate that is located primarily on corner or out-parcel locations in strong commercial corridors, to lease on a net-lease basis to tenants having a minimum net worth of $40 million and to hold the properties with the expectation of equity appreciation producing a steadily rising income stream for its Shareholders.

Liquidity and Capital Resources

The initial issuance of 20,001 shares of stock for $200,010 was to AAA. On March 17, 1994, the Company commenced an offering of 2,000,000 Shares of Common Stock, together with 1,000,000 Warrants (collectively "Securities"). Until the completion of the offering in March 1996, the Securities were offered on the basis of two (2) Shares of Common Stock and one (1) Warrant for a total purchase price of $20.00. The Shares and Warrants are separately transferable by an investor. The Company is in the process of registering shares of Common Stock for issuance upon the exercise of the outstanding warrants. Each Warrant entitles the holder to purchase one Share for $9.00 during the period which is between March 17, 1997 and March 16, 1998. As of December 31, 1996, 504,126 warrants were outstanding. The offering period for the initial public offering terminated on March 15, 1996 with gross proceeds totaling $10,082,520 (1,008,252 shares). On June 18, 1996, the Company offered up to $29,250,000 (2,853,659 shares) of additional shares of its common stock. The offering will terminate June 17, 1998, unless terminated earlier. As of December 31, 1996, gross proceeds had been received for $1,810,886 (176,672 shares) in this second offering bringing the total gross proceeds to $12,093,416 (1,204,925 shares).

The Company has an investment strategy of acquiring properties and leasing them under net-leases to corporations having a minimum net worth of $40 million, which strategy minimizes the Company's operating expenses. The Company believes that the leases will continue to generate cash flow in excess of operating

                               3

expenses. Due to low operating expenses and ongoing cash flow, the Company does not believe that large working capital reserves are necessary at this time. In addition, because all leases of the Company's Properties are and are intended to continue to be on a net-lease basis, it is not anticipated that a large reserve for maintenance and repairs will be necessary. The Company intends to distribute a significant portion of its funds from operations unless it becomes necessary to maintain additional reserves.

On August 22, 1995, the Board of Directors approved a special compensation payment for the president in the amount of $150,000 for services provided from August 1993 through August 1995. The president has received no other compensation from the Company for serving as its president. In connection with the special compensation payment, the Company executed a demand note in the amount of $150,000, the payment of which could not be demanded prior to the earlier of July 15, 1996 or the receipt of $10,000,000 from the Company's initial public offering. The note is payable in cash or shares depending on the availability of cash for such payment. No compensation arrangements were considered by the directors prior to August 22, 1995, because in their judgement, the Company had not raised sufficient funds to award such compensation. The compensation had not been accrued prior to August 22, 1995 because its payment was uncertain and the level of compensation had not been determined until the August 1995 meeting of the Board of Directors. As of the termination of the initial public offering in March 1996, the Company had raised in excess of $10,000,000. Although the president can demand payment on the note, such demand has not been made. The decision regarding the nature of the payment, whether in stock or cash, will be made by the Board of Directors at the time the president demands payment. In consideration that no payment has been demanded by the president for the special compensation payment, the Board of Directors approved at its August 1, 1996 meeting the payment of interest to the president on the outstanding note at an annual rate of 8%. This interest payment will be paid in cash or in stock. As of December 31, 1996, $5,000 of interest has been accrued related to this note. Should the note and interest be paid in cash, such payment would reduce the funds from operations available for distribution and, therefore, would decrease the distributions to shareholders.

No decisions as yet have been made with respect to any additional compensation for any period after August 1995. The Board of Directors commissioned an external study with respect to the amount and type of compensation which could be paid in the future to officers and/or directors, as well as the contingencies and performance standards on which compensation will be determined. The compensation portion of the study has been completed and will be considered at such time as the Board determines in the future to consider a new compensation arrangement. Accordingly, the financial statements do not include any accruals for compensation subsequent to August 1995.

As of December 31, 1996, the Company had acquired four Properties directly and four Properties through joint ventures with related parties and had invested $8,602,293, including certain acquisition expenses related to the Company's investment in these properties. These expenditures resulted in a corresponding decrease in the Company's liquidity. On December 11, 1996, the Company entered into an agreement for the purchase of a property to be constructed in Baton Rouge, Louisiana. The purchase price

                                4

for the property totals approximately $2,670,000 and will be paid with funds raised from the public offering and through a joint venture with a related party. The Company's interest in the joint venture is 51%.

Until Properties are acquired by the Company, proceeds are held in short-term, highly liquid investments which the Company believes to have appropriate safety of principal. This investment strategy has allowed, and continues to allow, high liquidity to facilitate the Company's use of these funds to acquire properties at such time as properties suitable for acquisition are located. At December 31, 1996, the Company's cash and cash equivalents totaled $1,616,311.

The Company made cash distributions to the Shareholders during each quarter of 1996 and 1995 and during the last three quarters of 1994, distributing a total of $737,277, $419,085, and $126,235, respectively, for each such fiscal year to the investors.

Inflation has had very little effect on income from operations. Management expects that increases in store sales volumes due to inflation as well as increases in the Consumer Price Index (C.P.I.), may contribute to capital appreciation of the Company Properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the Properties.

Results of Operations

Years Ended December 31, 1996 and 1995:

During 1996, the Company acquired three Properties at an aggregate price of $3,037,951 and also received $3,346,249 in net proceeds from the public offering. Both of these factors contributed to an increase in total revenues to $1,062,316 in 1996 from $623,084 in 1995. $429,651 of this increase came from rental activities and the remaining $9,581 came from interest income. Income from rental activities included income from the three new acquisitions in 1996 and also included a full year of income from two Properties which were acquired in the third quarter of 1995. Interest income resulted from earnings on the Company's short-term money market investments.

The Company's operating expenses decreased from $367,260 in 1995 to $302,857 in 1996 primarily from a decrease in executive compensation of $150,000 discussed above partially offset by an increase in administrative expenses and depreciation which resulted from the overall increase in the activity of the Company.

Years Ended December 31, 1995 and 1994:

During 1995, the Company acquired its fourth and fifth Properties at an aggregate price of $2,716,768 and also received $3,022,733 in net proceeds from the initial public offering. Both of these factors contributed to an increase in total revenues to $623,084 in 1995 from $159,206 in 1994. $373,495 of this increase came

                                5

from rental activities and the remaining $90,383 came from interest income. Income from rental activities included income from the two new acquisitions in 1995 and also included a full year of income from three Properties which were acquired throughout the last seven months of 1994. Each of the three Properties acquired in 1994 contributed more than 15% of the Company's total rental income in 1995. Interest income included $41,040 of interest received on a short-term construction loan in addition to the income earned on the Company's short-term money market investments.

Corresponding to the increase in revenues, expenses also increased in 1995 by $295,966. This is attributable to an overall increase in the administrative expenses of the Company as 1995 was the first full year of operation. In addition, the $150,000 of compensation discussed in preceding paragraphs is reflected in 1995 operating results.

5.  PROPERTIES

The Company has completed the purchase of three additional
properties which are summarized as follows:
                                     Total     Actual
Name of Property    Purchase Price   Leasable  Annual   Percent
and Location        of Property(1)   Sq. Ft.   Rent(2)  Vacant

Just for Feet (3)
Tucson, Arizona     $1,809,612       19,550    $197,719   0%

Bank United   (3)
The Woodlands,
Texas                  255,000        3,685      27,569   0%

Bank United
Houston, Texas         827,580        3,685      88,965   0%

(1) Purchase price represents the pro rata purchase price of the Properties and does not include other Acquisition Fees and Acquisition Expenses.

(2) The figures set forth in this column represent current actual rent on the Properties (or, in those cases in which the Company holds interests in the Properties through joint ventures, the Company's share, as a joint venture partner, of current actual rent on such Properties). Actual rent is subject to successive increases over the original and renewal terms of the leases on the Properties.
(3) The Company owns an interest in this Property through a joint-venture with Affiliates.

                                6

Just for Feet, Inc., Tucson, Arizona

Final terms of the acquisition of the Just for Feet property after completion of the property are as follows:

Description. On January 19, 1996, the Company entered into a contract to purchase fee simple title to real estate and improvements located at 4775 Oracle Road, Tucson, Arizona. The closing of the purchase of the Property was completed on September 11, 1996 by the Joint Venture (the "Joint Venture") comprised of affiliates AAA Net Realty Fund XI, Ltd. and AAA Net Realty Fund X, Ltd. and the Company. The Property is located on a tract of land consisting of 2.936 acres. The improvements consist of a free-standing masonry building containing approximately 15,349 square feet on the first floor and approximately 4,200 square feet on the mezzanine level.

The Property was acquired subject to a net lease with Just For Feet, Inc., an Alabama corporation ("JFFI"), which will operate a retail store on the Property which sells athletic footwear and apparel and related items. With respect to JFFI, as reported by its management, consolidated revenues totaled $119,819,000 and $56,363,000 for the years ended January 31, 1996 and January 31, 1995, respectively. JFFI recorded consolidated net earnings of $9,722,000 and $3,218,100 for the years ended January 31, 1996 and January 31, 1995, respectively. Current assets of JFFI at January 31, 1996 exceeded current liabilities by $108,303,500, and total assets at such date exceeded total liabilities by $149,269,800.

Lease Information. The original term of the lease, which began on September 11, 1996, is for twenty years. The tenant has the option to renew the lease for two additional terms of five years each.

The Company's share of the base annual minimum rent during the first five years of the original term of the lease is $197,719. The Company's share of the base annual minimum rent is $217,475 during the second five years of the original term of the lease, $239,223 during the third five years of the original term of the lease, and $263,200 during the last five years of the original term of the lease. During the two renewal terms of the lease, the Company's share of the base annual rent will be $289,489 and $318,486, respectively. In addition to the base annual rent, the tenant pays all real estate taxes and utility charges on the Property and is required, at its sole expense, to keep and maintain the improvements in good repair and appearance, except for ordinary wear and tear, and make all structural and nonstructural repairs of every kind which may be required to keep the improvements in good condition, repair and appearance.

Terms of Acquisition. The Joint Venture acquired the Property for $3,486,728 which was paid in cash. The Company owns a 51.9% interest in the Joint Venture, AAA Net Realty Fund XI, Ltd. owns a 29.85% interest and AAA Net Realty Fund X, Ltd. owns an 18.25% interest.

Competitive Conditions.  The Property is located within

                                7

approximately 150 yards of the entrance of the Oracle Mall, a regional shopping mall in Tucson, Arizona, and near a Home Depot. A substantial number of national retailers, including Payless Shoes and Converse, fast food restaurants and department stores operate stores in the Oracle Mall.


Bank United, The Woodlands, Texas

Description. On September 23, 1996 the Joint Venture (the "Joint Venture") comprised of affiliate AAA Net Realty Fund XI, Ltd. and the Company acquired fee simple title to real estate located at Grogan's Mill Road and Buckthorne Place, The Woodlands, Texas. The Property consists of undeveloped land of approximately 1.7223 acres on which the tenant will construct a branch bank containing approximately 3,685 square feet.

The Property was acquired subject to a ground lease with Bank United, a Federal Savings Bank. With respect to Bank United, as reported by its management, consolidated net income totaled $134.2 million and $62.7 million for the years ended September
30, 1996 and 1995, respectively.   Bank United reported
consolidated total assets of $11 billion and consolidated stockholders' equity of $794 million as of September 30, 1996 and $12 billion of assets and $795 million of stockholders' equity as of September 30, 1995.

Lease Information. The primary term of the lease is fifteen years. The lease began on September 23, 1996 and expires on September 30, 2011. The tenant has the option to renew the lease for one additional term of five years. The Company's share of the base annual rent during the first five years of the original term of the lease is $27,569, during the second five years is $30,326 and during the final five year term is $33,358. The Company's share of the rent during the renewal term is $36,694. In addition to the base rent, the tenant pays all real estate taxes and utilities on the Property. The tenant is also required, at its sole expense, to keep and maintain the improvements in good repair and appearance, except for ordinary wear and tear and make all structural and nonstructural repairs of every kind which may be required to keep the improvements in good condition, repair and appearance.

Terms of Acquisition. The Joint Venture acquired the Property for a price of $500,000 which was paid in cash. The Company owns a 51% interest in the Joint Venture and AAA Net Realty Fund XI,
Ltd. owns a 49% interest.

Competitive Conditions. There are no branch banks in the immediate vicinity of the Property.


Bank United, Houston, Texas

Description. On December 11, 1996, the Company purchased fee simple title to real estate located at Westheimer and Rogerdale, Houston, Texas. The Property is a tract of undeveloped land containing approximately 42,440 square feet on which the tenant

                                8

will construct a branch bank containing approximately 3,685 square feet.

The Property was acquired subject to a ground lease with Bank
United, a Federal Savings Bank. Financial information with respect to Bank United is discussed with the preceding Property.

Lease Information. The primary term of the lease is fifteen years. The lease began on December 11, 1996 and expires on December 30, 2011. The tenant has the option to renew the lease for one additional term of five years. The base annual rent during the first five years of the original term of the lease is $88,965, during the second five years is $97,861 and during the final five year term is $107,647. The rent during the renewal term is $118,412. In addition to the base rent, the tenant pays all real estate taxes and utilities on the Property. The tenant is also required, at its sole expense, to keep and maintain the improvements in good repair and appearance, except for ordinary wear and tear and make all structural and nonstructural repairs of every kind which may be required to keep the improvements in good condition, repair and appearance.

Terms of Acquisition. The Company acquired its interest in the Property for $827,580 which was paid in cash.

Competitive Conditions. There are no branch banks in the immediate vicinity of the Property.


Just For Feet, Baton Rouge, Louisiana

Description. On December 11, 1996, the Company entered into a contract to purchase fee simple title to real estate and improvements located at the intersection of Promenade Avenue and Cortana Place, Baton Rouge, Louisiana. On February 11, 1997, the Company entered into a Joint Venture (the "Joint Venture") with an affiliate, AAA Net Realty Fund XI, Ltd. The Property is located on a tract of land consisting of 1.735 acres on which there is being constructed a Just For Feet Shoe Store. When construction is completed, the improvements will consist of a free-standing masonry building containing approximately 15,675 square feet on the first floor and approximately 4,900 square feet on the mezzanine level.

The Property will be acquired subject to a lease with Just For Feet, Inc., an Alabama corporation ("JFFI"), which will operate a retail store on the Property which sells athletic footwear and apparel and related items. With respect to JFFI, as reported by its management, consolidated revenues totaled $119,819,000 and $56,363,000 for the years ended January 31, 1996 and January 31, 1995, respectively. JFFI recorded consolidated net earnings of $9,722,000 and $3,218,100 for the years ended January 31, 1996 and January 31, 1995, respectively. Current assets of JFFI at January 31, 1996 exceeded current liabilities by $108,303,500, and total assets at such date exceeded total liabilities by $149,269,800.

Lease Information. The original term of the lease, which will begin on approximately May 15, 1997, is for fifteen years. The tenant has the option to renew the lease for two additional terms of five years each.

                                9

The Company's share of the base annual minimum rent during the first five years of the original term of the lease is approximately $145,841. The actual rent cannot be established until the improvements are completed and the square footage on the first floor of the building is calculated. The base annual minimum rent will be increased at the beginning of the sixth and eleventh lease years by three times the percentage increase in the Consumer Price Index for all Urban Consumers, U.S. City Average, during the previous five years, limited to ten percent each time. During the two renewal terms of the lease, the rent will be increased using the same formula used in the sixth and eleventh years of the lease. In addition to the base annual rent, the tenant pays all real estate taxes and utility charges on the Property. The Company is required to maintain and repair the foundation, structural systems (including roof structure, roof covering, load bearing walls and floor slabs), building exterior and masonry walls. The Company is also required to repair any latent defects which are discovered during a one year period following the time the improvements are turned over to the tenant. The tenant is required to maintain and repair everything that the Company is not.

Terms of Acquisition. The Joint Venture intends to acquired the Property for approximately $2,670,000. The Company owns a 51% interest in the Joint Venture and AAA Net Realty Fund XI, Ltd.
owns a 49% interest.

Competitive Conditions. There are no retail athletic shoe stores in the immediate vicinity of the Property.


                PRO-FORMA FINANCIAL INFORMATION

The following table presents unaudited pro-forma consolidated balance sheet for the Company giving effect to the acquisition of the Just For Feet, Baton Rouge, Louisiana property as of December 31, 1996. Pro-forma consolidated results of operations are not included as of December 31, 1996 as the building has not been completed.


                               10


             PRO-FORMA CONSOLIDATED BALANCE SHEET
                       DECEMBER 31, 1996
                          (Unaudited)

               Historical                            Pro-Forma
                 Costs           Adjustments (1)       Total

Cash          $  1,616,311      $ (1,375,317) (2)   $    240,994

Property and
Net Investment
 In Direct
 Financing
 Leases         12,102,195         2,830,200  (2)     14,932,395

Other Assets       408,328           (68,085) (2)        340,243

Total Assets    14,126,834         1,386,798          15,513,632

Liabilities        201,285                --             201,285

Minority
 Interest        3,631,847         1,386,798  (2)      5,018,645

Shareholders'
 Equity         10,293,702                --          10,293,702

Total
 Liabilities
 and
 Shareholders'
 Equity       $ 14,126,834       $ 1,386,798       $  15,513,632

(1) Adjustments are reflected as if the Just For Feet property discussed in (2) below was completed on December 31, 1996.

(2) Includes total property acquisition costs of $2,830,200, the minority partner's share of $1,386,798, acquisition costs paid to affiliates of $68,085 and the Company's portion of acquisition costs of $1,375,317.

6.  MANAGEMENT

Directors and Executive Officers of the Company

The Company has appointed a new officer, L. Larry Mangum as of September 19, 1996. Mr. Mangum assumes the offices of Vice
President and Treasurer. The Treasurer position was previously held by the president.

Background and Experience

                               11

     L. Larry Mangum. L. Larry Mangum, 31, will serve as Vice President and Treasurer of the Company. Mr. Mangum is the Vice President of Finance of AAA. Mr. Mangum is responsible for the financial accounting and reporting relating to the AAA-sponsored partnerships and their properties. He previously worked for American General Corporation, a national insurance company, from 1991-1996 as part of a team responsible for supervising their reporting activities. Mr. Mangum received a B.B.A. degree in accounting from Stephen F. Austin State University and subsequently earned the CPA designation.

7. PRIOR PERFORMANCE TABLES

The Prior Performance Tables showing updated information as of December 31, 1996 concerning prior partnerships sponsored by affiliates follow.


                               12


                    PRIOR PERFORMANCE TABLES


The information in this section shows certain relevant summary information concerning prior partnerships sponsored by Affiliates
(the "Prior Programs") which had investment objectives similar to the Company.

The investment objectives of these prior programs, which are substantially the same as those of the Company, generally include preservation of capital, the potential for increased income and protection against inflation, potential for capital appreciation and partially tax-sheltered cash distributions.

INVESTORS SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING TABLES AS IMPLYING, IN ANY MANNER, THAT THE COMPANY WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. DISTRIBUTABLE CASH FLOW, FEDERAL INCOME TAX DEDUCTIONS OR OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT. INVESTORS SHOULD NOTE THAT, BY ACQUIRING SHARES IN THE COMPANY, THEY WILL NOT BE ACQUIRING ANY INTEREST IN ANY PRIOR PROGRAMS.

DESCRIPTION OF TABLES

The following Tables are included herein:

     Table I    -   Experience in Raising and Investing Funds

     Table II  -    Compensation to Sponsor

     Table III -    Operating Results of Prior Programs

     Table VI -     Acquisitions of Properties by Programs

All information contained in Tables I, II, III and VI is as of December 31, 1996. The following is a brief description of the
Tables:

TABLE I - EXPERIENCE IN RAISING AND INVESTING FUNDS

Table I presents information on a percentage basis showing the experience of the General Partners and Affiliates in raising and investing funds for the Prior Programs, the offerings of which closed in the three year period ended December 31, 1996.

The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of dollars raised. The Table also shows the date the offering commenced and the time required to raise funds for investment.

TABLE II - COMPENSATION TO SPONSOR

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the General Partners or Affiliates of the Prior Programs.

The Table indicates the total offering proceeds and the portion of such offering proceeds paid to the General Partners and Affiliates in connection with the Prior Programs, the offerings of which closed in the three year period ended December 31, 1996. The Table also shows the amounts paid to the General Partners and Affiliates from cash generated from operations on a cumulative basis commencing with inception and ending December 31, 1996.

TABLE III - OPERATING RESULTS OF PRIOR PROGRAMS

Table III presents a summary of operating results of the Prior
Programs, the offerings of which closed in the five year period ended December 31, 1996.

TABLE IV - RESULTS OF COMPLETED PROGRAMS

Table IV is omitted from this section because none of the General
Partners or Affiliates have been involved in completed programs which had investment objectives similar to those of the Company.

TABLE V - SALES OR DISPOSALS OF PROPERTIES

Table V is omitted from this section because there have been no property sales or disposals from any of the Prior Programs.

TABLE VI - ACQUISITIONS OF PROPERTIES BY PROGRAMS

Table VI, which is included in Part II to this Post-Effective Amendment, provides certain information pertaining to properties acquired during the past three years by the Prior Programs.

PRIOR PROGRAMS

Information in this section pertains to the following programs:

AAA Net Realty Fund Goodyear, Ltd.     -  "AAA Goodyear"
AAA Net Realty Fund IX, Ltd.           -  "AAA Net Realty IX"
AAA Net Realty Fund X, Ltd.            -  "AAA Net Realty X"
AAA Net Realty Fund XI, Ltd.           -  "AAA Net Realty XI"

                TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

              (Unaudited)


                                                  AAA NET       AAA NET
                                                   REALTY        REALTY
                                                   FUND X       FUND XI

Dollar Amount Offered                            $20,000,000   $20,000,000

Dollar Amount Raised                             $11,453,610    $7,061,200

Less Offering Expenses:
   Selling Commissions
     and Discounts                                       8.0%          8.0%
   Organizational Expenses (1)                           2.6%          4.2%
   Marketing Support & Due Diligence                     2.5%          2.5%

Reserve for Operations                                   1.0%          1.0%

Percent Available for
   Investment                                           88.4%         84.3%

Acquisition Costs
   Cash Down Payment                                    77.4%         40.9%
   Acquisition Fees (2)                                  3.8%          2.0%
   Other                                                 0.0%          0.0%

   Total Acquisition Costs                              81.2%         42.9%


Percent Leveraged                                        0.0%          0.0%

Date Offering Began                                  9-17-92      10-27-94

Length of Offering (in months)                            24            24

Months to Invest 90% of
     Amount Available for
     Investment (Measured from
     Beginning of Offering)                               28           N/A


(1) Organizational expenses include legal, accounting, printing, escrow, filing, recording and other related expenses associated with the formation and original organization of the Partnership and also included fees paid to affiliates.
(2) Acquisition fees include fees paid to the general partner.

                TABLE II

        COMPENSATION TO SPONSOR

              (Unaudited)

                                                                 FEES PAID
                                                                 WITHIN LAST 3
                                    AAA NET        AAA NET       YEARS FOR
                                    REALTY         REALTY        ALL OTHER
                                    FUND X         FUND XI       PROGRAMS (1)

Date Offering Commenced            9-17-92        10-27-94       1985-1990

Dollar Amount Raised           $11,453,610      $7,061,200     $12,150,500

Amount paid to sponsor from
  proceeds of offering:
  Underwriting fees                     $0              $0              $0
  Acquisition fees                $436,046        $141,321              $0
  Real estate commissions               $0              $0              $0
  Advisory Fees                         $0              $0              $0
  Reimbursement for
  organizational expense           $54,602        $190,545              $0
  Other                                 $0              $0              $0

Dollar amount of cash
  generated from operations
  before deducting payments
  to sponsor                    $2,574,522        $417,858      $3,298,276

Amount paid to sponsor from
  operations:
  Property management fee               $0              $0              $0
  Reimbursements                  $150,179         $17,832        $144,900
  Leasing Commissions                   $0              $0              $0
  Other (General Partner
  Distributions)                   $10,350          $2,040         $29,456

Dollar amount of property sales
  and refinancing before
  deducting payments to sponsor
  -cash                                N/A             N/A             N/A
  -notes                               N/A             N/A             N/A

Amount paid to sponsor from
  property sales and
  refinancing:
  Real Estate Commissions              N/A             N/A             N/A
  Incentive fees                       N/A             N/A             N/A
  Other (identify & quantify)          N/A             N/A             N/A


(1) Represents information for eight private programs sponsored between 1985 and 1990.

                TABLE III
   OPERATING RESULTS OF PRIOR PROGRAMS

     AAA NET REALTY GOODYEAR  (1) (2)
                 (Unaudited)
                                   1990         1991          1992         1993      1994        1995       1996
Gross Revenues                     $2,586       $85,490     $107,333     $107,376  $107,443  $107,438   $107,347

Profit on sale of properties           $0            $0           $0           $0        $0        $0         $0

Less:  Operating expenses (4)         $59       $12,933       $5,945       $6,016    $4,942    $3,994     $4,840
       Interest expense                $0            $0           $0           $0        $0        $0         $0
       Depreciation and            $1,572       $27,918      $36,372      $36,372   $36,372   $34,801    $22,872
        amortization
Net Income - GAAP Basis              $955       $44,639      $65,016      $64,988   $66,129   $68,643    $79,635
Taxable Income
 -from operations                    $955       $44,639      $65,016      $64,988   $66,129   $68,643    $79,635
 -from gain on sale                    $0            $0           $0           $0        $0        $0         $0
Cash generated                     $1,767       $65,762      $86,959 (8) $101,278  $102,480  $118,026    $91,054 (8)
 -from operations (5)
Cash generated from sales              $0            $0           $0           $0        $0        $0         $0
Cash generated from refinancing        $0            $0           $0           $0        $0        $0         $0
Cash generated from operations,
 sales and refinancing             $1,767       $65,762      $86,959     $101,278  $102,480  $118,026    $91,054
Less:  Cash distributions to
       investors (3)
 -from operating cash flow             $0       $59,180     $101,388     $100,392  $100,392  $100,392   $100,392
 -from cash flow from prior
   period                              $0            $0         $589           $0        $0        $0         $0
 -from sales and refinancing           $0            $0           $0           $0        $0        $0         $0
 -from return of capital               $0      $105,910 (7)       $0           $0        $0        $0         $0
Cash generated (deficiency) after
 cash distributions  to investors  $1,767      ($99,328)    ($15,018)(8)     $886    $2,088   $17,634    ($9,338)(8)
Less:  Cash distributions to
 general partner                       $0          $452         $960         $880      $960      $960       $960
Cash generated (deficiency) after
 cash distributions                $1,767      ($99,780)    ($15,978)          $6    $1,128   $16,674   ($10,298)
Special items (not including
 sales and refinancing):
 Limited partners'
  capital contributions          $385,000      $950,000           $0           $0        $0        $0         $0
 General partner's
  capital contributions                $0            $0           $0           $0        $0        $0         $0
 Organization and syndication
  costs                          ($57,750)    ($116,550)          $0           $0        $0        $0         $0
 Property acquisitions            ($9,000)  ($1,020,260)          $0           $0        $0        $0         $0
Cash generated (deficiency)
 after cash distributions and
  special items                  $320,017     ($286,590)    ($15,978)          $6    $1,128   $16,674   ($10,298)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (7)
Federal Income Tax Results (6)
 Ordinary income (loss)
 -from operations                   $2.48        $33.43       $52.90       $52.87    $53.80    $55.85     $64.80
 -from recapture                    $0.00         $0.00        $0.00        $0.00     $0.00     $0.00      $0.00
 Capital gain (loss)                $0.00         $0.00        $0.00        $0.00     $0.00     $0.00      $0.00
Cash distributions to
 Investors (6)
 Source (on GAAP Basis)
 -Investment income from
   current period                   $0.00        $33.43       $52.90 (8)   $52.87    $53.80    $55.85     $64.80 (8)
 -Investment income from prior
   period                           $0.00         $0.00        $0.00        $0.00     $0.00     $0.00      $0.00
 -Return of capital (10)            $0.00        $90.23 (7)   $30.07       $28.81    $27.88    $25.83     $16.88
Source (on Cash Basis)
 -Sales                             $0.00         $0.00        $0.00        $0.00     $0.00     $0.00      $0.00
 -Refinancing                       $0.00         $0.00        $0.00        $0.00     $0.00     $0.00      $0.00
 -Operations                        $0.00        $44.33       $82.50 (8)   $81.68    $81.68    $81.68     $81.68 (8)
 -Cash flow from prior period       $0.00         $0.00        $0.47        $0.00     $0.00     $0.00      $0.00
 -Return of capital                 $0.00        $79.33 (7)    $0.00        $0.00     $0.00     $0.00      $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the
 last year reported in the Table
 (original total acquisition cost
 of properties retained divided
 by original total acquisition
 cost of all properties in           N/A            100%         100%         100%      100%      100%       100%
 program)



SEE NOTES TO TABLES

                                P-5

                TABLE III
   OPERATING RESULTS OF PRIOR PROGRAMS

      AAA NET REALTY FUND IX  (1) (2)
                 (Unaudited)
                                    1991         1992         1993       1994       1995       1996
Gross Revenues                     $141,719     $373,681     $491,922   $496,362   $500,716   $499,602

Profit on sale of properties             $0           $0           $0         $0         $0         $0

Less:  Operating expenses (4)       $50,197      $53,020      $37,189    $37,597    $39,746    $31,822
       Interest expense                  $0           $0           $0         $0         $0         $0
       Depreciation and
        amortization                $85,112     $213,492     $254,899   $255,250   $255,250   $197,605

Net Income - GAAP Basis              $6,410     $107,169     $199,834   $203,515   $205,720   $270,175
Taxable Income
 -from operations                   $54,461     $212,675     $313,034   $316,715   $318,920   $343,020
 -from gain on sale                      $0           $0           $0         $0         $0         $0
Cash generated from operations (5)  $91,760     $325,702     $436,033   $487,354   $465,241   $460,245
Cash generated from sales                $0           $0           $0         $0         $0         $0
Cash generated from refinancing          $0           $0           $0         $0         $0         $0
Cash generated from operations,
 sales and refinancing              $91,760     $325,702     $436,033   $487,354   $465,241   $460,245
Less:  Cash distributions to
 investors (3)
 -from operating cash flow          $80,614     $318,949     $436,033   $452,802   $458,193   $458,462
 -from cash flow from prior period       $0           $0      $11,378         $0         $0         $0
 -from sales and refinancing             $0           $0           $0         $0         $0         $0
 -from return of capital                 $0           $0           $0         $0         $0         $0
Cash generated (deficiency) after
 cash distributions to investors    $11,146       $6,753     ($11,378)   $34,552     $7,048     $1,783
Less:  Cash distributions to
 general partner                       $814       $3,000       $3,000     $3,000     $3,000     $3,000
Cash generated (deficiency) after
 cash distributions                 $10,332       $3,753     ($14,378)   $31,552     $4,048    ($1,217)
Special items (not including
 sales and refinancing):
 Limited partners' capital
  contribution                   $3,661,500   $1,729,000           $0         $0         $0         $0
 General partner's capital
  contribution                       $1,000           $0           $0         $0         $0         $0
 Organization and syndication
  costs                           ($549,225)   ($259,354)          $0         $0         $0         $0
 Property acquisitions          ($2,710,544) ($1,601,769)   ($124,556)        $0         $0         $0
Cash generated (deficiency)
 after cash distributions and
  special items                    $413,063    ($128,370)   ($138,934)   $31,552     $4,048    ($1,217)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal Income Tax Results: (6)
 Ordinary income (loss)
 -from operations                    $14.87       $39.45       $58.07     $58.75     $59.16     $63.63
 -from recapture                      $0.00        $0.00        $0.00      $0.00      $0.00      $0.00
 Capital gain (lo                     $0.00        $0.00        $0.00      $0.00      $0.00      $0.00
Cash distributions to
 Investors (6)
 Source (on GAAP Basis)
 -Investment income from current
   period                            $14.87       $39.45       $58.07     $58.75     $59.16     $63.63
 -Investment income from prior
   period                             $0.00        $0.00        $0.00      $0.00      $0.00      $0.00
 -Return of capital (10)              $7.15       $19.72       $24.93     $25.25     $25.84     $21.42
 Source (on Cash Basis)
 -Sales                               $0.00        $0.00        $0.00      $0.00      $0.00      $0.00
 -Refinancing                         $0.00        $0.00        $0.00      $0.00      $0.00      $0.00
 -Operations                         $22.02       $59.17       $83.00     $84.00     $85.00     $85.05
 -Cash flow from prior period         $0.00        $0.00        $0.00      $0.00      $0.00      $0.00
 -Return of capital                   $0.00        $0.00        $0.00      $0.00      $0.00      $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the
 last year reported in the Table
 (original total acquisition cost       100%         100%         100 %      100%       100%       100%
 of properties retained divided
 by original total acquisition
 cost of all properties in
 program)



SEE NOTES TO TABLES

                                P-6

                TABLE III
   OPERATING RESULTS OF PRIOR PROGRAMS

    AAA NET REALTY FUND X (1) (2) (11)
               (Unaudited)
                                    1993           1994       1995        1996
Gross Revenues                     $182,358       $666,798   $1,043,148  $1,050,106

Profit on sale of properties             $0             $0           $0          $0

Less:  Operating expenses (4)       $13,430        $48,868      $94,818     $95,233
       Interest expense                  $0             $0           $0          $0
       Depreciation and
        amortization                $59,563       $145,271     $216,557    $217,661

Net Income - GAAP Basis            $109,365       $472,659     $731,773    $737,212
Taxable Income
 -from operations                  $109,365       $460,870     $681,850    $683,504
 -from gain on sale                      $0             $0           $0          $0
Cash generated from operations (5) $199,482       $537,731     $972,758    $913,854
Cash generated from sales                $0             $0           $0          $0
Cash generated from refinancing          $0             $0           $0          $0
Cash generated from operations,
 sales and refinancing             $199,482       $537,731     $972,758    $913,854
Less:  Cash distributions to
  investors (3)
 -from operating cash flow         $116,054       $515,254     $879,065    $913,854
 -from cash flow from prior
   period                                $0             $0           $0      $3,007
 -from sales and refinancing             $0             $0           $0          $0
 -from return of capital                 $0             $0           $0          $0
Cash generated (deficiency) after
 cash distributions  to investors   $83,428        $22,477      $93,693      $3,007
Less:  Cash distributions to
 general partner                         $0         $2,650       $4,100      $3,600
Cash generated (deficiency) after
 cash distributions                 $83,428        $19,827      $89,593      $6,607
Special items (not including
 sales and refinancing):
 Limited partners' capital
  contributions                  $6,468,550     $4,985,060           $0          $0
 General partner's capital
  contributions                        $944 (9)         $0           $0          $0
 Organization and syndication
  costs                           ($970,283)     ($532,346)          $0          $0
 Property acquisitions          ($3,113,096)   ($4,781,519) ($1,425,353)  ($624,732)
Cash generated (deficiency)
 after cash distributions and
 special items                   $2,469,543      ($308,978) ($1,335,760)  ($631,339)

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal Income Tax Results (6)
 Ordinary income (loss)
 -from operations                    $16.91         $40.24       $59.53      $59.68
 -from recapture                      $0.00          $0.00        $0.00       $0.00
 Capital gain (loss)                  $0.00          $0.00        $0.00       $0.00
Cash distributions to
 Investors (6)
 Source (on GAAP Basis)
 -Investment income from current
   period                            $16.91         $40.24       $59.53      $59.68
 -Investment income from prior
   period                             $0.00          $0.00        $0.00       $0.00
 -Return of capital (10)              $1.03          $4.75       $17.22      $20.37
Source (on Cash Basis)
 -Sales                               $0.00          $0.00        $0.00       $0.00
 -Refinancing                         $0.00          $0.00        $0.00       $0.00
 -Operations                         $17.94         $44.99       $76.75      $80.05
 -Cash flow from prior period         $0.00          $0.00        $0.00       $0.00
 -Return of capital                   $0.00          $0.00        $0.00       $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the
 last year reported in the Table        N/A            N/A          N/A         100%
 (original total acquisition cost
 of properties retained divided
 by original total acquisition
 cost of all properties in
 program)



SEE NOTES TO TABLES

                                P-7


                 TABLE III
    OPERATING RESULTS OF PRIOR PROGRAMS

    AAA NET REALTY FUND XI, LTD. (1) (2)
                (Unaudited)

                                                1995              1996
Gross Revenues                                 $124,158       $341,383

Profit on sale of properties                         $0             $0

Less:  Operating expenses (4)                   $20,790        $46,964
       Interest expense                              $0             $0
       Depreciation and amortization            $26,058        $62,400

Net Income - GAAP Basis                         $77,310       $232,019
Taxable Income
 -from operations                               $76,054       $212,043
 -from gain on sale                                  $0             $0
Cash generated from operations (5)             $124,038       $275,988
Cash generated from sales                            $0             $0
Cash generated from refinancing                      $0             $0
Cash generated from operations,
 sales and refinancing                         $124,038       $275,988
Less:  Cash dividends to investors
 -from operating cash flow                      $61,863       $275,433
 -from cash flow from prior period                   $0             $0
 -from sales and refinancing                         $0             $0
 -from return of capital                             $0             $0
Cash generated (deficiency) after
 cash dividends to investors                    $62,175           $555
Less:  Cash distributions to
 general partner                                     $0         $2,040
Cash generated (deficiency) after
 cash distributions                             $62,175        ($1,485)
Special items (not including
 sales and refinancing):
 Limited partners' capital contributions     $3,828,490     $3,232,719
 General partner's capital contributions         $1,000             $0
 Organization and syndication costs           ($574,629)     ($466,425)
 Property acquisitions                      ($1,674,307)   ($1,391,663)
Cash generated (deficiency) after cash
 distributions and special items             $1,642,729     $1,373,146

TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal Income Tax Results (6)
 Ordinary income (loss)
 -from operations                                $19.86         $30.02
 -from recapture                                  $0.00          $0.00
 Capital gain (loss)                              $0.00          $0.00
Cash distributions to Investors (6)
 Source (on GAAP Basis)
 -Investment income from current period          $16.16         $30.02
 -Investment income from prior period             $0.00          $0.00
 -Return of capital (10)                          $0.00          $8.98
Source (on Cash Basis)
 -Sales                                           $0.00          $0.00
 -Refinancing                                     $0.00          $0.00
 -Operations                                     $16.16         $39.00
 -Cash flow from prior period                     $0.00          $0.00
 -Return of capital                               $0.00          $0.00

Amount (in percentage terms)
 remaining invested in program
 properties at the end of the last
 year reported in the Table
 (original total acquisition cost
 of properties retained divided                 N/A            N/A
 by original total acquisition
 cost of all properties in
 program)



SEE NOTES TO TABLES

                                P-8


                           NOTES TO TABLE III


( 1)      Taxable income is reflected on the cash basis for AAA
          Goodyear and on the accrual basis for AAA Net Realty
          Funds IX, X and XI. There are no significant differences between income as reflected on the cash basis for AAA Goodyear and income as would be reflected on a GAAP basis.

( 2) Amortization of organizational costs is computed over a period of 60 months. Depreciation of commercial real property is determined on the straight-line method over estimated useful lives ranging from 31.5 to 39 years.

( 3) Cash distributions to investors represents the amount actually disbursed in each year to the limited partners.

( 4) Operating expenses include management fees paid to affiliates for such services as accounting, property supervision, etc.

( 5) Cash generated from operations includes net income plus depreciation and amortization plus any decreases in accounts receivable and accrued rental income or increases in accounts payable and minus any increases in accounts receivable and accrued rental income or decreases in accounts payable.

( 6) Tax and distribution data per $1,000 invested was computed based on the number of units subscribed at each year-end except for AAA Goodyear which is discussed in Note (7) below. Contributions to Programs IX, X and XI were $1,000 per unit. AAA Net Realty IX had 3,661 units outstanding at December 31, 1991 and 5,390.5 units outstanding thereafter. AAA Net Realty X had 6,468.55 units outstanding at December 31, 1993 and 11,453.61 units thereafter. AAA Net Realty XI had 3,828.49 units outstanding at December 31, 1995 and 7,061.21 units thereafter.

( 7) After the final property was acquired by AAA Net Realty Goodyear, funds remained in excess of the required working capital reserve. $105,910, 7.9% of the original funds raised, was returned to the investors in the fall of 1991. Tax and Distribution Data per $1,000 invested has been computed based upon a net investment of $1,229,090 after this return of capital.

( 8) In December 1992, a property tax payment was made from the working capital reserve for which reimbursement was received in January 1993. The source of distributions for both years is reflected as operations. In December 1996, a similar property tax payment was made which was reimbursed in January 1997. The source of distributions for 1996 is also reflected as being completely from operations.

( 9) The general partners' contribution consists of $1,000 from 1992 reduced by bank charges incurred before the Partnership was formed.

(10) The amount of cash distributions paid to investors is primarily determined by the operating profit before depreciation and amortization deductions. The sources of distributions from investment income in the Table is net income after all deductions. Investment income from the current period represents net income for the year after all deductions. Investment income from a prior period represents previously undistributed net income from earlier years. The distributions shown as a return of capital are generally the portion attributable to depreciation and amortization.

(11) AAA Net Realty Fund X, Ltd. has been advised that it has a contingent liability to investors who acquired units after December 31, 1993 as a result of not maintaining current information in the prospectus and supplement. The maximum possible amount of this contingent liability is approximately $5.5 million.


                                P-9

8. EXPERTS

The consolidated balance sheets of American Asset Advisers Trust, Inc. as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 included in this Supplement have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

9. FINANCIAL STATEMENTS

The financial statements for the Company as of December 31, 1996 follow.


                              13



               CONSOLIDATED FINANCIAL STATEMENTS
          FOR THE YEARS ENDED DECEMBER 31, 1996,  1995
                           AND 1994




              AMERICAN ASSET ADVISERS TRUST, INC.



                                F-1


              AMERICAN ASSET ADVISERS TRUST, INC.
                INDEX TO FINANCIAL STATEMENTS






                                                                Page

FINANCIAL STATEMENTS:

Independent Auditors' Report                                     F-3
Consolidated Balance Sheets, December 31, 1996                   F-4
    and 1995
Consolidated Statements of Operations for the Years              F-5
    Ended December 31, 1996, 1995 and 1994
Consolidated Statements of Shareholders' Equity                  F-6
    for the Years Ended December 31, 1996, 1995
    and 1994
Consolidated Statements of Cash Flows for the Years       F-7 to F-8
    Ended December 31, 1996, 1995 and 1994
Notes to Consolidated Financial Statements for the       F-9 to F-14
     Years Ended December 31, 1996, 1995 and 1994



                                F-2


INDEPENDENT AUDITORS' REPORT

American Asset Advisers Trust, Inc.

We have audited the accompanying consolidated balance sheets of American Asset Advisers Trust, Inc. (the "Company") as of
December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996.
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP

Houston, Texas
February 14, 1997


                                F-3


               AMERICAN ASSET ADVISERS TRUST, INC.
                   CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1996 AND 1995

ASSETS                            1996            1995
CASH AND CASH EQUIVALENTS     $  1,616,311   $  1,564,961

ACCOUNTS RECEIVABLE                  5,119               -

PROPERTY:
  Escrow deposits                   75,000               -
  Land                           4,634,941       2,152,103
  Buildings                      4,435,713       4,436,074
                                 9,145,654       6,588,177
  Accumulated depreciation        (195,256)       ( 81,512)
TOTAL PROPERTY                   8,950,398       6,506,665

NET INVESTMENT IN DIRECT
  FINANCING LEASES               3,151,797         582,753

OTHER ASSETS:
  Prepaid acquisition costs         74,336          77,761
  Prepaid issuance costs           101,399               -
  Accrued rental income             74,625          23,845
  Organization costs, net of
  accumulated amortization
  of $160,919 and $99,130,
  respectively                     152,849         214,638

TOTAL OTHER ASSETS                 403,209         316,244

TOTAL ASSETS                $   14,126,834    $  8,970,623

LIABILITIES AND
SHAREHOLDERS' EQUITY
LIABILITIES
  Accounts payable          $       36,235    $     67,481
  Compensation payable             150,000         150,000
  Security deposit                  15,050          15,050

TOTAL  LIABILITIES                 201,285         232,531

MINORITY INTEREST                3,631,847       1,596,169

SHAREHOLDERS' EQUITY
  Common stock, $.01 par
   value, 25,000,000 shares
   authorized, 1,204,925 and
   827,876 shares issued and
   outstanding, respectively        12,049           8,279
  Additional paid-in capital    10,780,847       7,438,368

  Accumulated distributions
   in excess of earnings          (499,194)       (304,724)

TOTAL SHAREHOLDERS' EQUITY      10,293,702       7,141,923

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY       $  14,126,834    $  8,970,623


See Notes to Consolidated Financial Statements

                                F-4


             AMERICAN ASSET ADVISERS TRUST, INC.
            CONSOLIDATED STATEMENTS OF OPERATIONS
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                 1996         1995         1994
REVENUES
  RENTAL INCOME FROM
  OPERATING LEASES           $  780,768  $  434,563  $   93,552
  EARNED INCOME FROM
  DIRECT FINANCING LEASES       144,020      60,574      28,090
  INTEREST INCOME               137,528     127,947      37,564

TOTAL REVENUES                1,062,316     623,084     159,206

EXPENSES
   ADMINISTRATIVE                37,910           -       2,954
   AMORTIZATION                  61,789      61,470      35,265
   COMPENSATION                       -     150,000           -
   DEPRECIATION                 113,744      66,966      14,546
   DIRECTORS' FEES               15,000      16,500      10,500
   INTEREST                       5,000           -           -
   LEGAL AND PROFESSIONAL
   FEES                          41,060      49,863       5,531
   PRINTING                       4,089       7,835           -
   OTHER                         24,265      14,626       2,498

TOTAL EXPENSES                  302,857     367,260      71,294

INCOME BEFORE MINORITY
   INTEREST IN NET INCOME OF
   CONSOLIDATED JOINT VENTURES  759,459     255,824      87,912

MINORITY INTEREST IN NET
  INCOME OF CONSOLIDATED
  JOINT VENTURES               (216,652)    (92,378)     (8,367)

NET INCOME                   $  542,807   $ 163,446   $  79,545

NET INCOME PER SHARE:
   PRIMARY                   $      .51   $     .24   $     .32
   FULLY DILUTED             $      .50

WEIGHTED AVERAGE COMMON
  & COMMON EQUIVALENT
   SHARES:
   PRIMARY                    1,066,353     672,794     251,768
   FULLY DILUTED              1,329,494

See Notes to Consolidated Financial Statements

                                F-5


             AMERICAN ASSET ADVISERS TRUST, INC.
       CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                  Accumulated
                                   Additional     Distributions
                        Common     Paid-In        In Excess of
                        Stock     -Capital         Earnings          Total


Balance at
 December 31,1993     $   200    $   199,810     $   (2,395)     $  197,615

   Issuance of
    common stock        4,709      4,704,495              -       4,709,204

   Issuance costs           -       (485,300)             -        (485,300)

   Distributions
    ($.35 per share)        -              -       (126,235)       (126,235)

   Net income               -              -         79,545          79,545


Balance at
 December 31, 1994      4,909      4,419,005        (49,085)      4,374,829

   Issuance of
    common stock        3,370      3,366,175              -       3,369,545

   Issuance costs           -       (346,812)             -        (346,812)

   Distributions
    ($.64 per share)        -              -       (419,085)       (419,085)

   Net income               -              -        163,446         163,446


Balance at
 December 31, 1995      8,279      7,438,368       (304,724)      7,141,923

   Issuance of
    common stock        3,770      3,810,883              -       3,814,653

   Issuance costs           -       (468,404)             -        (468,404)

   Distributions
    ($.71 per share)        -              -       (737,277)       (737,277)

   Net income               -              -        542,807         542,807


Balance at
 December 31,1996     $12,049    $10,780,847      $(499,194)    $10,293,702


See Notes to Consolidated Financial Statements

                                F-6


             AMERICAN ASSET ADVISERS TRUST, INC.
            CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                1996          1995         1994
CASH FLOWS FROM
 OPERATING ACTIVITIES

Net income                  $  542,807  $   163,446    $    79,545

Adjustments to reconcile
 net income to net cash
 flows from operating
 activities:
 Amortization                   61,789       61,470         35,265
 Depreciation                  113,744       66,966         14,546
 Increase in minority
  interest                     216,652       92,378          8,367
 Decrease (increase)
  in accounts receivable        (5,119)          69            (69)
 Increase (decrease)
  in accounts payable          (31,246)      66,058          1,423
 Increase in compensation
  payable                            -      150,000              -
 Increase in security
  deposits                           -       15,050              -
 Cash receipts from direct
  financing lease in excess
  of income recognized           1,017        2,980            100
 Increase in escrow
  deposits                     (38,250)           -              -
 Increase in accrued
  rental income                (50,780)     (23,845)             -
 Increase in
  organization costs                 -      (20,355)      (234,595)

NET CASH FLOWS PROVIDED
 BY (USED IN) OPERATING
 ACTIVITIES                    810,614      574,217        (95,418)

CASH FLOWS FROM
 INVESTING ACTIVITIES

Acquisitions of real
 estate:
Accounted for under the
 operating lease method     (1,695,146)  (2,715,431)    (2,262,667)
Accounted for under the
 direct financing lease
  method                    (1,342,805)      (1,337)      (584,496)

Change in prepaid
 acquisition costs               3,425      (77,084)          (677)

NET CASH FLOWS USED
 IN INVESTING
 ACTIVITIES                 (3,034,526)  (2,793,852)    (2,847,840)

CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from issuance
  of common stock, net       3,346,249    3,022,733      4,223,904
 Prepaid issuance costs       (101,399)           -              -
 Distributions paid to
  shareholders                (737,277)    (419,085)      (126,235)
 Distributions to
  minority interest
  partners                    (232,311)    (104,639)       (10,016)

NET CASH FLOWS PROVIDED
 BY FINANCING ACTIVITIES     2,275,262    2,499,009      4,087,653

NET INCREASE IN CASH
 & CASH EQUIVALENTS             51,350      279,374      1,144,395

CASH & CASH EQUIVALENTS,
 beginning of period         1,564,961    1,285,587        141,192

CASH & CASH EQUIVALENTS,
 end of period              $1,616,311   $1,564,961     $1,285,587

See Notes to Consolidated Financial Statements

                                F-7


             AMERICAN ASSET ADVISERS TRUST, INC.
      CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                        1996            1995         1994

SUPPLEMENTAL SCHEDULE
 OF NON-CASH FINANCING
 ACTIVITIES:

 Escrow deposit
  contributed by partner
  of the consolidated
  joint ventures                  $   36,750     $         -   $       -

 Minority owners share
  of real estate
  acquired:
 Accounted for under
  the operating lease
  method                          $  787,331    $    874,943   $  735,136
 Accounted for under
  the direct financing
  lease method                     1,227,256               -            -
  Total minority owners
  share of real estate
  acquired                        $2,014,587    $    874,943   $  735,136


See notes to Consolidated Financial Statements.

                                F-8


             AMERICAN ASSET ADVISERS TRUST, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

American Asset Advisers Trust, Inc. ("the Company") was incorporated on August 17, 1993 as a Maryland corporation. The initial issuance of 20,001 shares of stock for $200,010 was to American Asset Advisers Realty Corporation ("AAA"). Commencing March 17, 1994, the Company offered up to 2,000,000 additional shares of common stock together with 1,000,000 warrants. The Company is in the process of registering shares of common stock for issuance upon the exercise of the outstanding warrants. The warrants are exercisable at $9 per share between March 17, 1997 and March 16, 1998. As of December 31, 1996, 504,126 warrants were outstanding. The offering period of the initial public offering terminated on March 15, 1996 with 1,008,252 shares being issued. On June 18, 1996, the Company offered up to 2,853,659 additional shares of its common stock. The offering will terminate June 17, 1998, unless terminated earlier. As of December 31, 1996, 176,672 shares in this second offering were issued, bringing the total shares issued and outstanding to 1,204,925 shares.

The Company was formed to acquire commercial and industrial real estate properties using invested and borrowed funds. The selection, acquisition and supervision of the operation of the properties is managed by AAA, a related party.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of American Asset Advisers Trust, Inc. and its four controlled joint ventures with related parties.

BASIS OF ACCOUNTING

The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.
Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

REAL ESTATE

Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating lease method or the direct financing lease method.

Under the operating lease method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing lease method, properties are recorded at their net investment (see Note 3). Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

                                F-9

The Company's lease agreements do not provide for contingent rentals.

The Company obtains an appraisal on each property prior to a property's acquisition and also performs an annual valuation update to evaluate potential impairment for each property for which an appraisal is older than twelve months. This valuation is based on capitalization of income for each property, a review of current market conditions and any significant events or factors which would indicate a potential impairment to the value of a property.

DEPRECIATION

Buildings are depreciated using the straight-line method over an estimated useful life of 39 years.

ORGANIZATION COSTS

Organization costs incurred in the formation of the Company are amortized on a straight-line basis over five years.

STATEMENT OF CASH FLOWS - SUPPLEMENTAL INFORMATION

No cash was paid for interest during 1996, 1995 or 1994.

FEDERAL INCOME TAXES

The Company is qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 95% of its real estate investment trust taxable income is distributed by March 15 of the following year.

NET INCOME PER SHARE

The number of shares used in primary net income per share calculations are based on the weighted average number of shares of common stock outstanding. The number of shares used in the fully diluted net income per share calculations are based on the weighted average number of shares of common stock outstanding and the assumption that the warrants were exercised using the treasury stock method.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company believes the carrying value of financial instruments consisting of cash, cash equivalents, accounts receivable and liabilities approximates their fair value.

                                F-10


2. OPERATING LEASES

A summary of minimum future rentals, exclusive of any renewals, under noncancellable operating leases in existence at December
31, 1996 is as follows:

             1997                          $     932,543
             1998                          $     936,961
             1999                          $     963,178
             2000                          $     988,006
             2001                          $     997,043
             2002-2016                     $   6,469,568

3. NET INVESTMENT IN DIRECT FINANCING LEASES

The Company's net investment in its direct financing leases at December 31, 1996 and 1995 included:

                                       1996                 1995
 Minimum lease payments
  receivable                    $ 7,441,043       $    1,383,086
 Unguaranteed residual value      1,557,904              289,209
 Less: Unearned income            5,847,150            1,089,542

                               $  3,151,797        $     582,753

A summary of minimum future rentals, exclusive of any renewals, under the noncancellable direct financing leases are summarized as follows:

             1997                          $      330,229
             1998                          $      330,229
             1999                          $      333,165
             2000                          $      336,590
             2001                          $      343,251
             2002-2016                     $    5,767,559

4. MINORITY INTEREST

On September 23, 1996, the Company formed a joint venture, AAA Joint Venture 96-2, with AAA Net Realty Fund XI, Ltd., an affiliated partnership. The joint venture was formed for the purpose of acquiring a parcel of land in The Woodlands, Texas upon which the tenant, Bank United, will construct a branch bank building at its cost. At the termination of the lease the improvements will be owned by the joint venture. The Company's interest in the joint venture is 51%. The minority interest is 49%.

On April 5, 1996, the Company formed a joint venture, AAA Joint Venture 96-1, with AAA Net Realty Fund XI, Ltd. and AAA Net Realty Fund X, Ltd., affiliated partnerships, for the purpose of acquiring a property which is being operated as a Just For Feet retail store in Tucson, Arizona. The property was purchased on September 11, 1996 after construction was completed. The Company's interest in the joint venture is 51.9%. The minority interest is 48.1%.

On September 12, 1995, the Company formed a joint venture, AAA Joint Venture 95-2, with AAA Net Realty Fund XI, Ltd., an affiliated partnership, for the purpose of acquiring a property in Wichita, Kansas on lease to Blockbuster Music Retail, Inc.
The Company's interest in the joint venture is 51%. The minority interest is 49%.

                                F-11


On October 27, 1994, the Company formed a joint venture, AAA Joint Venture 94-1, with AAA Net Realty Fund X, Ltd., an affiliated partnership, for the purpose of acquiring a property in Independence, Missouri on lease to Blockbuster Music Retail, Inc. The Company's interest in the joint venture is 54.84%. The minority interest is 45.16%.

5. MAJOR TENANTS

The Company's operations are all related to the acquisition and leasing of commercial real estate properties. The following schedule summarizes rental income by lessee for 1996, 1995 and 1994 under both operating lease and direct financing lease methods of accounting:

                                1996            1995          1994
Tandy Corporation
(Mesquite, Texas)          $ 108,900       $ 108,903     $  59,290

America's Favorite
Chicken Company
(Smyrna, Georgia)          $  91,875*      $  94,118     $  40,173

Blockbuster Music
Retail, Inc.
(Independence, Missouri
 and Wichita, Kansas)      $ 377,901       $ 238,906     $  22,179

OneCare Health
Industries, Inc.
(Houston, Texas)           $ 201,638       $  53,210     $       -

Just For Feet, Inc.
(Tucson, Arizona)          $ 123,244       $       -     $       -

Bank United
(The Woodlands, Texas
 and Houston, Texas)       $  21,230       $       -     $       -

  Total                    $ 924,788       $ 495,137     $ 121,642

    *Decrease resulted from recognition of earned income under the direct financing lease method of accounting. Rental payments received remained unchanged from 1995.

6. FEDERAL INCOME TAXES

The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences and to certain organization costs which are amortized for financial reporting purposes only.

For income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows:

                                1996         1995             1994
Ordinary Income          $   545,967  $   342,210      $   105,456

Capital gains                      -            -                -

Return of capital            191,310       76,875           20,779

                         $   737,277  $   419,085      $   126,235

7. RELATED PARTY TRANSACTIONS

20,001 Shares of the Company's stock are owned by AAA. The common stock of AAA is wholly owned by the president and director of the Company. In addition, the Company has entered into an Omnibus Services Agreement with AAA whereby AAA provides property acquisition, leasing, administrative and management services for the Company. $37,910 and $2,954 were incurred and paid to AAA during 1996 and 1994, respectively, for such services.

                                F-12


Certain costs have been incurred by AAA in connection with the organization and syndication of the Company. Reimbursement of these costs become obligations of the Company in accordance with the terms of the offering. The costs to organize the Company have been capitalized as Organization Costs. For the year ended December 31, 1994, $58,110 in reimbursements had been incurred and paid to AAA. In addition, $98,494 and $64,848 of costs were incurred by AAA in 1996 and 1995, respectively, in connection with the issuance and marketing of the Company's stock. These costs are reflected as issuance costs. $9,256 of these costs were owed to AAA at December 31, 1995.

Acquisition fees, including real estate commissions, finders fees, consulting fees and any other non-recurring fees incurred in connection with locating, evaluating and selecting properties and structuring and negotiating the acquisition of properties are included in the basis of the properties. Acquisition fees of $222,785, $232,378 and $131,077 were incurred and paid to AAA during 1996, 1995 and 1994, respectively.

On August 22, 1995, the Board of Directors approved a special compensation payment for the president in the amount of $150,000 for services provided from August 1993 through August 1995. In connection therewith, the Company executed a demand note payable at the earlier of July 15, 1996 or the receipt of $10,000,000 from the Company's stock offering. The note shall be payable in cash or stock depending on the availability of cash for such payment. No compensation arrangements were considered by the Board prior to this time because the Company had not raised sufficient funds through its stock offering, as determined by the judgment of the Board, considered necessary for any compensation to be granted. The compensation had not been accrued prior to August 22, 1995 because its payment was uncertain and the level of compensation had not been determined until the August 1995 Board meeting. As of the termination of the initial public offering in March 1996, the Company had sold in excess of $10,000,000. Although the president can demand payment on the note, such demand has not been made. The decision regarding the nature of the payment, whether in stock or cash, will be made by the Board of Directors at the time the president demands payment. In consideration that no payment has been demanded by the president for the special compensation payment, the Board of Directors approved at its August 1, 1996 meeting the payment of interest to the president at an annual rate of 8%. This interest payment will be paid in cash or in stock. As of December 31, 1996, $5,000 of interest has been accrued related to this note.

No decisions as yet have been made with respect to any additional compensation for any period after August 1995. The Board of Directors commissioned an external study with respect to the amount and type of compensation which could be paid in the future to officers and/or directors, as well as the contingencies and performance standards on which compensation will be determined. The compensation portion of the study has been completed and will be considered at such time as the Board determines in the future to consider a new compensation arrangement. Accordingly, the financial statements do not include any accruals for compensation subsequent to August 1995.

In accordance with the terms of the Company's public offering, up to 15% of the gross offering proceeds will be used to pay aggregate selling commissions and other issuance costs incurred by the Company. Any excess costs incurred by the Company are the obligation of AAA. At December 31, 1996, $101,399 of such costs had been incurred by the Company in excess of the amount allowed from the offering proceeds. AAA's obligation to fund such costs is dependent upon future proceeds from the public offering.

See Note 4 for joint venture agreements with related parties.

                                F-13


8. PROPERTY ACQUISITIONS IN 1996

On December 11, 1996, the Company purchased real estate located in Houston, Texas for $849,462. The property is a tract of undeveloped land on which the tenant, Bank United, intends to construct a branch bank. The lease agreement is for fifteen years, however the tenant has the option to renew the lease for one additional term of five years. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $5,119 of rental income from Bank United for 1996.

On December 11, 1996, the Company entered into an agreement with SCC Baton Rouge JFF, Ltd. for the purchase of a property to be constructed in Baton Rouge, Louisiana. The property will be acquired subject to a lease with Just For Feet, Inc. The purchase price for the property will total approximately $2,670,000 and will be paid with funds raised from the Company's stock offering (See Note 1) and through a joint venture with a related party.

On September 23, 1996, the Company purchased a 51% interest in real estate located in The Woodlands, Texas through a joint venture with a related party for the purchase price of $270,300. The property is a tract of undeveloped land on which the tenant, Bank United, will construct a branch bank. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for one additional term of five years. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $16,111 of rental income from Bank United for 1996.

On September 11, 1996, the Company acquired a 51.9% interest in a newly constructed property on lease to Just For Feet, Inc. through a joint venture with two related parties for the purchase price of $1,918,189. The lease agreement extends for twenty years, however the tenant has the option to renew the lease for two additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth, tenth, and fifteenth years of the lease. The Company recorded $123,244 of income from Just For Feet for 1996.

As no buildings had previously been constructed on any of the properties acquired by the Company during 1996, the rental income received by the Company from these properties represents the initial results of operations. Consequently, no pro-forma information is presented.

                                F-14


                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 35   Financial Statements and Exhibits

     (a)  Financial Statements

     Included in Supplement No. 2:

     Audited Financial Statements and related Notes thereto of Registrant, American Asset Advisers Trust, Inc., as of and for the years ended December 31, 1996, 1995 and 1994.

     All other statements and schedules are omitted as inapplicable.

     (b)  Exhibits

     Exhibit No.              Description

           23                 Consent of Deloitte & Touche LLP,
                              Independent Public Accountants






                               II-1


    TABLE VI

ACQUISITIONS OF PROPERTIES BY PROGRAMS


Summarized as follows is certain information pertaining to the properties acquired within the three years ended December 31, 1996 by prior programs with investment objectives similar to those of the Company.

                                              GROSS                MORTGAGE               PRICE
                                   TYPE       LEASABLE   DATE      FINANCING  CASH        &
                    PROPERTY/       OF         SPACE     OF        AT         DOWN        ACQ.        OTHER     TOTAL
    PROGRAM         LOCATION*    PROPERTY   (Approx.)**  PURCHASE  PURCHASE   PAYMENT     FEE         EXPENSES  PRICE
AAA Net       TGI Friday's/
Realty Fund   Texas           Restaurant  9,200 Sq Ft  12/93       $0         $1,548,657  $1,548,657  $0        $1,548,657
X, Ltd.
              Goodyear Tire
              & Rubber Co/    Automotive
              Texas             Store     5,200 Sq Ft   3/94       $0           $538,945    $538,945  $0          $538,945

              America's
              Favorite
              Chicken Co/
              Georgia         Restaurant  2,588 Sq Ft   7/94       $0           $881,334    $881,334  $0          $881,334

              Computer City
              Super Center/    Retail
              Minnesota        Outlet    15,000 Sq Ft   8/94       $0         $2,528,214  $2,528,214  $0        $2,528,214

              Blockbuster
              Music Store/      Retail
              Missouri          Store    15,158 Sq Ft  11/94       $0           $735,136    $735,136  $0          $735,136

              OneCare Health
              Industries/      Medical
              Texas            Facility  14,760 Sq Ft   1/95       $0         $1,477,838  $1,477,838  $0        $1,477,838

              Just For Feet/    Retail
              Arizona           Store    19,400 Sq Ft   9/96       $0           $662,216    $662,216  $0          $662,216

AAA Net       Blockbuster
Realty Fund   Music Store/      Retail
XI, Ltd.      Kansas            Outlet   14,047 Sq Ft   9/95       $0           $874,943    $874,943  $0          $874,943

              Blockbuster
              Video Store/      Retail
              Oklahoma          Outlet    6,500 Sq Ft  12/95       $0           $789,871    $789,871  $0          $789,871

              Just For Feet/    Retail
              Arizona           Store    19,400 Sq Ft.  9/96       $0         $1,090,912  $1,090,912  $0        $1,090,912

              Bank United/    Financial
              Texas          Institution  3,685 Sq Ft   9/96       $0           $261,393    $261,393  $0          $261,393


*   All properties are under lease to parent companies.
** Certain of these properties have been acquired by a joint venture of two or three programs. Gross leasable space includes the full approximate square footage of each property while the total price reflects only each program's share of acquisition costs.

                                II-2



                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirement for filing a Form S-11 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 28th day of February, 1997.

                         American Asset Advisers Trust, Inc.

                         /s/ H. Kerr Taylor
                         H. Kerr Taylor, President

                         /s/ H. Kerr Taylor
                         H. Kerr Taylor, Chief Financial Officer

                         /s/ L. Larry Mangum
                         L. Larry Mangum, Vice President and
                         Treasurer (Principal Accounting Officer)

                         Date:     February 28, 1997


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following people on behalf of the Registrant and in the capacities and on the dates indicated.


/s/ H. Kerr Taylor                      February 28, 1997
H. KERR TAYLOR                          Date
President, Chairman of the Board
(Chief Executive Officer and Chief
Financial Officer) and Director


/s/ Robert S. Cartwright, Jr.           February 28, 1997
ROBERT S. CARTWRIGHT, JR., Director     Date


/s/ George A. McCanse, Jr.              February 28, 1997
GEORGE A. McCANSE, JR., Director        Date


                               II-3




                                                           Exhibit No. 23





INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-2572 of American Asset Advisers Trust, Inc. on Form S-11 of our report dated February 14, 1997 appearing in Supplement No. 2 to the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Supplement.




DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 1997